Exhibit 3.1

CORRECTED AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DYAX CORP.

We, the undersigned, for the purpose of correcting the Amended and Restated Certificate of Incorporation of Dyax Corp. (the “Corporation”) under the laws of the State of Delaware, hereby certify as follows:

A.                                   The Corporation was incorporated under the name Biotage, Inc. pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 26, 1989.

B.                                     An Amended and Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”) was filed with the Secretary of State of Delaware on May 20, 2004 in connection with an amendment to reflect an increase in the authorized shares of Common Stock, par value $0.01 per share, of the Corporation; and the Restated Certificate requires correction as permitted by Section 103(f) of the DGCL.

C.                                     The inaccuracy or defect in the Restated Certificate is that it failed to include the provisions of the Certificate of Incorporation that theretofore had been approved by the Board of Directors of the Corporation in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware for the designation of the Series A Junior Participating Preferred Stock of the Corporation, which designation had been set forth in the Corporation’s Certificate of Designation filed with the Secretary of State of Delaware on June 28, 2001.

D.  Accordingly, the Amended and Restated Certificate of Incorporation of the Corporation, as previously amended and restated, is hereby corrected and restated to read as follows:

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DYAX CORP.

We, the undersigned, for the purpose of amending and restating the Restated Certificate of Incorporation of Dyax Corp. (the “Corporation”) under the laws of the State of Delaware, hereby certify as follows:

A.                                   The Corporation was incorporated under the name Biotage, Inc. pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 26, 1989.

B.                                     The amendments to the Restated Certificate of Incorporation of the Corporation herein certified have been approved by the Board of Directors of the Corporation and duly adopted by the stockholders of the Corporation, and the restatement of the Restated Certificate of Incorporation of the Corporation herein certified has been authorized by the Board of Directors of the Corporation, in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

C.                                     The Restated Certificate of Incorporation of the Corporation, as previously amended and restated, is hereby restated and further amended to read as follows:

FIRST:  The name of the Corporation is DYAX CORP.

SECOND:  The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of Newcastle.  The name of its registered agent at such address is Corporation Service Company.

THIRD:   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The Corporation shall be authorized to issue One Hundred Twenty-Six Million (126,000,000) shares of capital stock, which shall be divided into One Hundred Twenty-Five Million (125,000,000) shares of Common Stock, par value $0.01 per share, and One Million (1,000,000) shares of Preferred Stock, par value $0.01 per share.

The following is a statement of the designations, preferences, voting powers, qualifications, special or relative rights and privileges in respect of the authorized capital stock of the Corporation.

Preferred Stock

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but shall not be limited to, determination of the following:

(a)                                  The number of shares constituting that series and the distinctive designation of that series;

(b                                     The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

(c)                                  Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)                                 Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e)                                  Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)                                    Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

(g)                                 The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(h)                                 Any other relative rights, preferences and limitations of that series.

Designation of Series A Junior Participating Preferred Stock

A series of Preferred Stock of the Corporation has been created by the Board of Directors pursuant to the foregoing authority, and the designations, powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

1.                                       Authorized Amount and Designation.  The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Junior Preferred Stock”).  The number of shares constituting such series shall be 50,000 shares and the par value shall be $.01 per share.  To the extent legally permitted, such number of shares may be increased or decreased by vote of the Board of Directors, provided that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Junior Preferred Stock.

2.                                       Dividends and Distributions.

a.                                       Subject to the prior and superior rights of the holders of any shares of any series of preferred stock (collectively, the “Preferred Stock”) ranking prior and superior to the Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of all shares of common stock of the Corporation (the “Common Stock”), and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of

Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend on the Common Stock payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Preferred Stock.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

b.                                      The Corporation shall declare a dividend or distribution on the Junior Preferred Stock as provided in paragraph a. of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock), provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Junior Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

c.                                       Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty (60) days prior to the date fixed for the payment thereof.

3.                                       Voting Rights.  The holders of shares of Junior Preferred Stock shall have the following voting rights:

a.                                       Subject to the provision for adjustment hereinafter set forth, each share of Junior Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

b.                                      Except as otherwise provided herein, in the Corporation’s Certificate of Incorporation, in any other vote of the Board of Directors of the Corporation creating a series of Preferred Stock, or by law, the holders of shares of Junior Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

c.                                       Except as set forth herein or as otherwise provided by law, holders of Junior Preferred Stock shall have no voting rights.

4.                                       Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Junior Preferred Stock shall be entitled to receive, to the extent greater than the foregoing, an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

5.                                       Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Junior Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

6.                                       Certain Restrictions.

a.                                       Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)                                     declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock;

(ii)                                  declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except dividends paid ratably on the Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)                               redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Junior Preferred Stock; or

(iv)                              redeem, purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

b.                                      The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph a. of this Section 6 purchase or otherwise acquire such shares at such time and in such manner.

7.                                       Reacquired Shares.  Any shares of Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as shares of Junior Preferred Stock or as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein, in the Corporation’s Certificate of Incorporation, in any other vote of the Board of Directors of the Corporation creating a series of Preferred Stock, or as otherwise required by law.

8.                                       Redemption.  The shares of Junior Preferred Stock shall not be redeemable.

9.                                       Rank.  The Junior Preferred Stock shall rank equally with respect to the payment of dividends and the distribution of assets together with any other series of the Corporation’s Preferred Stock that specifically provide that they shall rank equally with Junior Preferred Stock.  The Junior Preferred Stock shall rank junior with respect to the payment of dividends and the distribution of assets to all series of the Corporation’s Preferred Stock that specifically provide that they shall rank prior to the Junior Preferred Stock.  Nothing herein shall preclude the Board from creating any series of Preferred Stock ranking on a parity with or prior to the Junior Preferred Stock as to the payment of dividends or the distribution of assets.

10.                                 Amendment.  The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the holders of Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding Junior Preferred Stock, voting together as a single series.

11.                                 Fractional Shares.  The Junior Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of the Junior Preferred Stock.

Common Stock

The Common Stock is subject to the rights and preferences of the Preferred Stock as hereinbefore set forth or authorized.

Subject to the provisions of any applicable law or of the by-laws of the Corporation, as from time to time amended, with respect to the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided herein or by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have exclusive voting rights for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.

Subject to the rights of any one or more series of Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends from time to time as may be declared by the Board of Directors out of any funds of the Corporation legally available for the payment of such dividends.

In the event of the liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of the Preferred Stock of the full amount to which they are entitled, the holders of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its stockholders.

Issuance

Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

FIFTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation:

1.                                       Any vote or votes authorizing liquidation of the Corporation or proceedings for its dissolution may provide, subject to the rights of creditors and the rights expressly provided for particular classes or series of stock, for the distribution among the stockholders of the Corporation of the assets of the Corporation as provided herein, wholly or in part or in kind, whether such assets be in cash or other property, and may authorize the Board of Directors of the Corporation to determine the valuation of the different assets of the Corporation for the purpose of such liquidation and may divide or authorize the Board of Directors to divide such assets or any part thereof among the stockholders of the Corporation, in such manner that every stockholder will receive a proportionate amount in value (determined as provided herein) of cash or property of the Corporation upon such liquidation or dissolution even though each stockholder may not receive a strictly proportionate part of each such asset.

2.                                       The directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year.  The initial Class I directors elected by the stockholders of the Corporation shall hold office for a term expiring at the 2001 annual meeting of stockholders; the initial Class II directors elected by the stockholders of the Corporation shall hold office for a term expiring at the 2002 annual meeting of stockholders; and the initial Class III directors elected by the stockholders of the Corporation shall hold office for a term expiring at the 2003 annual meeting of stockholders.  At each such annual meeting of stockholders and at each annual meeting thereafter, successors to the class of directors whose term expires at that meeting shall be elected for a term expiring at the third annual meeting following their election and until their successors shall be elected and qualified, subject to prior death, resignation, retirement or removal.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no event will a decrease in the number of directors shorten the term of any incumbent director.  Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the election, terms of office and  other features of such directorships shall be governed by the terms of the vote establishing such series, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.

3.                                       Each director chosen to fill a vacancy in the Board of Directors shall be elected to complete the term of office of the director who is being succeeded.  In the case of any election of a new director to fill a directorship created by an enlargement of the Board, the Board shall in such election assign the class of directors to which such additional director is being elected, and each director so elected shall hold office for the same term as the other members of the class to which the director is assigned.

4.                                       Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock as to directors elected by holders of such series, at any special meeting of the stockholders called at least in part for the purpose, any director or directors may, by the affirmative vote of the holders of at least a majority of the stock entitled to vote for the election of directors, by removed from office for cause.  The provisions of this subsection shall be the exclusive method for the removal of directors.

5.                                       Elections of directors need not be by ballot.

6.                                       The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

7.                                       A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  If the Delaware General Corporation Law is amended after approval by the stockholders of this Article FIFTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.

Any repeal or modification of this Article FIFTH shall not increase the personal liability of any director of this Corporation for any act or occurrence taking place before such repeal or modification, nor otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

8.                                       Meetings of stockholders may be held anywhere within or without the State of Delaware.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

SIXTH:  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provision of §279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation, as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

SEVENTH:  No action required to be taken or that may be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

This Article Seventh may not be amended, revised or revoked, in whole or in part, except by the affirmative vote of the holders of 66 2/3% of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for the purposes of this Article Seventh as one class of stock.

EIGHTH:  The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

NINTH:  1. Except as set forth in Section 2 of this Article Ninth, the affirmative vote of the holders of 66 2/3% of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for the purposes of this Article Ninth as one class, shall be required:

(a) for the adoption of any agreement for the merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with or into any Other Corporation (as hereinafter defined);

(b) to authorize any sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all of the assets of the Corporation or any Subsidiary to any Other Corporation;

(c) to authorize the issuance or transfer by the Corporation of any Substantial Amount (as hereinafter defined) of securities of the Corporation in exchange for the securities or assets of any Other Corporation;  or

(d) to engage in any other transaction the effect of which is to combine the assets and business of the Corporation or any Subsidiary with any Other Corporation.

Such affirmative vote shall be in addition to the vote of the holders of the stock of the Corporation otherwise required by law, elsewhere in this Restated Certificate of Incorporation or any agreement or contract to which the Corporation is a party.

2. The provisions of Section 1 of this Article Ninth shall not be applicable to any transaction described therein if such transaction is approved by a resolution of the Board of Directors of the Corporation, provided that the directors voting in favor of such resolution include a majority of the Independent Board Members (as defined below).  In considering such transaction, the Board of Directors shall give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers and other constituents of the Corporation and it Subsidiaries and on the communities in which the Corporation and its Subsidiaries operate or are located.

3.  The Board of Directors of the Corporation shall have the power and duty to determine for the purposes of this Article Ninth, on the basis of information known to such Board, if and when any person, firm, corporation or other entity, other than a Subsidiary of the Corporation, is an Other Corporation (as defined below).  In determining whether a person, firm, corporation or other entity is an Other Corporation, such person, firm, corporation or other entity shall be deemed to be the “Beneficial Owner” of shares of stock of the Corporation entitled to vote in the election of directors if he, she or it or any “affiliate” or “associate” of such person, firm, corporation or other entity (as those terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended from time to time), directly or indirectly, controls the voting of such stock or has any options, warrants, conversion or other rights to acquire such stock.  Any such determination, if made in good faith, shall be conclusive and binding for all purposes under this Article Ninth, until the ownership interest of such person, firm, corporation or other entity increases.

4.  As used in this Article Ninth, the following terms shall have the meanings indicated:

“Independent Board Members” shall be those persons then in office (but not less than 1) who were duly elected and acting members of the Board of Directors as of the last election of directors prior to the date on which the Other Corporation involved in the proposed transaction first became an Other Corporation, as determined by the Board of Directors in accordance with Section 3 above.

“Other Corporation” means any person, firm, corporation or other entity, other than a Subsidiary of the Corporation, which is the Beneficial Owner of 5% or more of the shares of stock of the Corporation entitled to vote in the election of directors, as determined in accordance with Section 3 above.

“Subsidiary” means any corporation in which the Corporation owns, directly or indirectly, more than 50% of the voting securities.

“Substantial Amount” means any securities of the Corporation having a then fair market value of more than $500,000.

5.                                       The Corporation elects to be governed by Section 203 of the Delaware General Corporation Law.

6.                                       This Article Ninth may not be amended, revised or revoked, in whole or in part, except by the affirmative vote of the holders of 66 2/3% of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for the purposes of this Article Ninth as one class of stock.

Signed and attested this 30th day of  September, 2008.

/s/ Henry E. Blair
Henry E. Blair, President

Attest:

/s/ Nathaniel S. Gardiner
Nathaniel S. Gardiner, Secretary